Exhibit 5.3

September 2, 2016

Par Pacific Holdings, Inc.

800 Gessner Road, Suite 875

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as Alberta counsel for Texadian Energy Canada Limited, a corporation existing under the laws of the Province of Alberta (“Texadian Canada”) in connection with the registration by Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-3 dated as of the date hereof (the “Registration Statement”) for the offer and sale from time to time pursuant to Rule 415 under the Securities Act of, among other things, up to $750,000,000 of (i) senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) of the Company, consisting of notes, debentures or other evidences of indebtedness (including Debt Securities issued upon exercise, exchange or redemption of securities providing for such issuance), and (ii) guarantees of Debt Securities (the “Guarantees,” and together with the Debt Securities, each a “Security” and collectively the “Securities”) that may be issued from time to time by Texadian Canada, all as more fully described in the Registration Statement.

We have examined those records and documents as we have deemed necessary, including but not limited to originals, photocopies or conformed copies of (i) the Registration Statement (including the exhibits thereto), (ii) the certificate of incorporation, bylaws and other constating documents of Texadian Canada, (iii) the forms of Indentures incorporated by reference as Exhibits 4.9 and 4.10 to the Registration Statement, and (iv) all of the certificates, agreements and documents that we have considered relevant and necessary as a basis for the opinions expressed in this letter. In addition, we have made those other examinations of law in fact as we considered necessary to form a basis for our opinions.

We are solicitors qualified to carry on the practice of law in Alberta and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable in Alberta.

Our opinion is expressed with respect to laws in effect at the time of delivery of the opinion on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

As to certain questions of fact material to our opinions that we have not independently established, we have relied upon representations of public officials and upon certificates from officers of Texadian Canada.

In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified, (vi) no issuance of Securities will be a “distribution” or “trade” (as such terms are defined in the Securities Act (Alberta)) of any securities in Alberta, (vii) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Guarantees, (viii) there is no foreign law (as to which we have made no independent investigation) that would affect the opinion expressed herein, and (ix) at the time of the execution and delivery of any documents relating to the Securities or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that with respect to Guarantees, when (a) the applicable Indenture and any applicable supplemental Indentures under which Guarantees are created and issued have been duly authorized and validly executed and delivered by the trustee, the Company and Texadian Canada, (b) all necessary corporate action by Texadian Canada has been taken to authorize the issuance and the specific terms of such Guarantees, the terms of the offering thereof and related matters and (c) such Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable Indenture, applicable laws and any applicable supplemental Indenture, such Guarantees will be validly issued.

The opinion expressed above is subject in all respects to the following assumptions, exceptions and qualifications:

a.	We have assumed that: (i) there shall not have occurred any change in law affecting the validity or enforceability of the Securities, and (ii) none of the terms of any Security, nor the issuance and delivery of any such Security nor the compliance by the Company and Texadian Canada with the terms of such Security will violate any applicable law or will result in violation of any provision of any instrument or agreement then binding on the Company or Texadian Canada, or will violate any restriction imposed by a court or governmental body having jurisdiction over the Company or Texadian Canada.

b.	In rendering the opinion above, we have assumed that the trustee is or, at the time the applicable Indenture is signed, will be qualified to act as trustee under the applicable Indenture and applicable law and that the trustee has or will have duly executed and delivered the applicable Indenture.

c.	We express no opinion as to the enforceability of any Securities, agreements or other documents.

We understand that the reliances, limitations and assumptions expressed herein are satisfactory to you.

We consent to the use of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

BLAKE, CASSELS & GRAYDON LLP